Exhibit 10.2

FIRST LOAN MODIFICATION AGREEMENT

This First Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of May 10, 2012, by and among (a) SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 230 West Monroe, Suite 720, Chicago, Illinois 60606 (“Bank”) and (b) (i) SAGENT PHARMACEUTICALS, INC., a Delaware corporation (“Sagent Delaware”) and (ii) SAGENT PHARMACEUTICALS, a Wyoming corporation (“Sagent Wyoming”; and together with Sagent Delaware, jointly and severally, individually and collectively, “Borrower”), each with a chief executive office located at 1901 North Roselle Road, Suite 700, Schaumburg, Illinois, 60195.

1.     DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of February 13, 2012, evidenced by, among other documents, a certain Loan and Security Agreement dated as of February 13, 2012, between Borrower and Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.     DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by (a) the Collateral as described in the Loan Agreement, and (b) the Intellectual Property Collateral as defined in (i) a certain Intellectual Property Security Agreement dated as of February 13, 2012, between Sagent Delaware and Bank (the “Delaware IP Agreement”), and (ii) a certain Intellectual Property Security Agreement dated as of February 13, 2012, between Sagent Wyoming and Bank (the “Wyoming IP Agreement”, and together with the Delaware IP Agreement, the “IP Security Agreements”) (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.     DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by deleting the following text appearing in Section 6.7(b) thereof:

“(b) Free Cash Flow. Free Cash Flow of at least (i) ($2,000,000.00) for each of the calendar quarters ending March 31, 2012 and June 30, 2012, and (ii) $2,000,000.00 for each calendar quarter thereafter, to be tested in each case as of the last day of each calendar quarter.”

and inserting in lieu thereof the following:

“(b) Free Cash Flow. Free Cash Flow of at least (i) ($2,000,000.00) for the calendar quarter ending March 31, 2012, (ii) ($6,500,000.00) for the calendar quarter ending June 30, 2012, (iii) ($2,000,000.00) for each of the calendar quarters ending September 30 and December 31, 2012, and (iv) $2,000,000.00 for the calendar quarter ending March 31, 2013, and for each calendar quarter thereafter, to be tested in each case as of the last day of each calendar quarter.”

2	The Compliance Certificate appearing as Exhibit F to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Exhibit A hereto. All references in the Loan Agreement to the Compliance Certificate shall hereafter be deemed to refer to Exhibit A hereto.

B.	Waiver. Bank hereby waives Borrower’s existing default under the Loan Agreement by virtue of Borrower’s failure to comply with the Free Cash Flow financial covenant contained in Section 6.7(b) of the Loan Agreement for the quarterly compliance period ended March 31, 2012. Bank’s waiver of Borrower’s compliance of said affirmative covenant shall apply only to the foregoing specific period.

4.     FEES. Borrower shall pay to Bank a modification fee of One Hundred Thousand Dollars ($100,000.00) which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5.     RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of February 13, 2012 by and among Sagent Delaware, Sagent Wyoming, and Bank (the “Perfection Certificate”), and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in the Perfection Certificate have not changed, as of the date hereof.

6.     RATIFICATION OF IP AGREEMENTS. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Security Agreements and acknowledges, confirms and agrees that said IP Security Agreements contains an accurate and complete listing of all Intellectual Property Collateral as defined in said IP Security Agreement, which shall remain in full force and effect.

7.     CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8.     RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9.     NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10.     CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11.     COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BORROWER:

SAGENT PHARMACEUTICALS, INC.

By	/s/ Jonathon M. Singer

Name:	Jonathon M. Singer

Title:	Executive Vice President and Chief Financial Officer

SAGENT PHARMACEUTICALS

By	/s/ Jonathon M. Singer

Name:	Jonathon M. Singer

Title:	Executive Vice President and Chief Financial Officer

BANK:

SILICON VALLEY BANK

By	/s/ Jesse Meyer

Name:	Jesse Meyer

Title:	Relationship Manager